Exhibit 10.4

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of October 1, 2009 (the “Agreement”), by DubLi Group, a group of consolidated companies including CG Holdings Limited, a Cyprus corporation, DUBLICOM Limited, a Cyprus Corporation, DUBLI NETWORK Limited, a BVI Corporation, Lenox Resources LLC, a Delaware company, Lenox Logistik und Service GmbH a German Limited corporation, DubLi Properties LLC, a Delaware company and DubLi.com LLC, a Delaware company (the “Company”), and Betina Dupont Sørensen (the “Executive”).

WHEREAS, the Company desires to employ the Executive as its Head of Marketing and to utilize his management services as indicated herein, and the Executive has agreed to provide such management services to the Company; and

WHEREAS, the Executive desires to accept the Company’s offer of employment.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the parties hereto agree as follows:

1.	Employment.

1.1       Term. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company pursuant to this Agreement, for a period commencing on October 1, 2009 (such date, the “Effective Date”), and ending not earlier than the third (3rd) anniversary of the Effective Date (the “Term”); provided, however, that on the third (3rd) anniversary of the Effective Date, the Term shall automatically be extended for one (1) year unless ninety (90) days’ written notice of non-renewal is given by the Executive or the Company to the other party.

1.2       Duties. During the Term, the Executive shall serve as Head of Marketing Department of the Company and in such other positions as an officer or director of the Company or its affiliates as the Executive and the Board of Directors of the Company (the “Board”) shall mutually agree from time to time. In addition, the Executive shall serve as a member of the Board during the Term. The Executive shall perform such duties, functions and responsibilities commensurate with the Executive’s positions as reasonably directed by the Board.

1.3       Exclusivity. During the Term, the Executive shall devote his full time and attention to the business and affairs of the Company, shall faithfully serve the Company, and shall in all material respects conform to and comply with the lawful and reasonable directions and instructions given to him by the Board, consistent with Section 1.2 hereof. During the Term, the Executive shall use his best efforts to promote and serve the interests of the Company and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit, except that the Executive may sit on the boards of other companies with the consent of the Board, which shall not be unreasonably withheld.

2.	Compensation.

2.1       Salary. As compensation for the performance of the Executive’s services hereunder, during the Term, the Company shall pay to the Executive a salary at a monthly rate of Seven Thousand Five Hundred Euros (EUR 7,500) payable monthly in advance. The Base Salary shall be reviewed annually and may be adjusted upward by the Board (or a committee thereof) at its discretion, based on competitive data and the Executive’s performance. No increase in Base Salary shall limit or reduce any other right or obligation to the Executive under this Agreement and the Base Salary shall not be reduced at any time (including after any such increase).

2.2       Annual Bonus.  Beginning with the fiscal year that commenced on October 1, 2009, for each completed fiscal year during the Term the Executive shall be eligible to receive additional cash incentive compensation pursuant to the annual bonus plan of the Company in effect at such time (the “Annual Bonus”). The minimum Annual Bonus shall be 15% of the Executive’s Base Salary as in effect at the beginning of such fiscal year with the actual Annual Bonus to be based upon such individual and/or Company performance criteria established for each such fiscal year by the Board in consultation with the Executive. In addition, the Executive shall be eligible to participate in distributions from the quarterly Executive Bonus plan as determined from time to time by its Board of Directors.

2.3       Equity; Stock Purchase. The Executive shall be eligible to participate in any Company stock purchase plan and to be considered by the Board (or, if there is one, the Compensation Committee of the Board) for grants or awards of stock, stock options or warrants under any Company stock incentive or similar plan from time-to-time in effect. The Executive shall be eligible furthermore for an annual bonus paid in shares of MediaNet Group after the Merger (see Section 9.4). The amount of shares shall be determined by an annual decision by the Board.

2.4       Employee Benefits. During the Term, the Executive shall be eligible to participate in such health and other group insurance and other employee benefit plans and programs of the Company and its affiliates as in effect from time to time on the same basis as other senior executives of the Company and/or, from time to time, as determined by the Board of Directors. The company will at least procure medical insurance for the Executive, his marriage partner and his children.

2.5       Vacation. During the Term, the Executive shall be entitled to paid vacation in accordance with the Company’s vacation policy as in effect from time to time, commencing with six weeks per year, which may not be accumulated if not used.

2.6       Business Expenses. The Company shall pay or reimburse the Executive for all commercially reasonable business out-of-pocket expenses that the Executive incurs during the Term in performing his duties under this Agreement upon presentation of documentation and in accordance with the expense reimbursement policy of the Company as approved by the Board (or a committee thereof) and in effect from time to time.

2.7       Automotive Allowance. During the Term, the Executive shall be provided with a minimum automobile allowance of Eight Hundred Euros (EUR 800). In addition the Company shall maintain insurance (or reimburse the Executive) on any vehicle provided.

3.	Termination of Employment.

3.1       Generally. The agreement is not terminable during the term of three years after the effective date. The Company may terminate the agreement only for Cause. The Executive may terminate the Executive’s employment for any reason during the extension Term after three years from the effective date, for any reason in each case at any time upon not less than one hundred twenty (120) days’ notice to the Company. Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be entitled to any Base Salary earned but unpaid through the date of termination, any earned but unpaid Annual Bonus for completed fiscal years, any unreimbursed expenses in accordance with Section 2.6 hereof and, to the extent not theretofore paid or provided, any other amounts or benefits required to be paid or provided under any plan, program, policy or practice or other contract or agreement of the Company and its affiliates through the date of termination of employment (collectively, the “Accrued Amounts”).

3.2	Certain Terminations.

a.         Termination by the Company other than for Cause or Disability; Termination by the Executive for Good Reason. If the Executive’s employment is terminated according to Section 3.1 hereof by the Executive for Good Reason (as defined herein), the Executive shall be entitled to: (i) the Accrued Amounts, (ii) a pro-rata bonus for the fiscal year of termination, based on actual performance through the end of the applicable fiscal year and the number of days that have elapsed in the fiscal year through the date of termination (a “Pro-Rata Bonus”), (iii) payment of an amount equal to the sum of 1/12 of Base Salary and 1/12 of the target Annual Bonus each month for eighteen (18) months following termination (the “Severance Payments”) and (iv) continuation of medical benefits on the same terms as active senior executives for eighteen (18) months following termination (“Medical Continuation”). In addition, all of the Options granted pursuant to Section 2.3 that are unvested at the time of such termination will become fully vested at termination under this Section 3.2.a (“Option Vesting”). Receipt of the Severance Payments, Medical Continuation and Option Vesting shall be conditioned on the Executive’s continued compliance with his obligations under Section 4 of this Agreement. In the event that the Executive breaches any of the material covenants set forth in Section 4 of this Agreement, the Executive shall immediately return to the Company any portion of the Severance Payments that have been paid to the Executive pursuant to this Section 3.2(a) and any shares or other amounts received in respect of the Options that became vested pursuant to this Section 3.2(a), and the Medical Continuation shall immediately terminate. Subject to Section 3.2(c), the Company will commence payment of the Severance Payments as soon as practicable following the effectiveness of the Release. The Pro-Rata Bonus will be paid at the time the Company ordinarily pays incentive bonuses to its executives with respect to the fiscal year in which the termination occurs.

b.         Termination upon Death or Disability. If the Executive’s employment is terminated due to the Executive’s death or Disability, the Executive (or the Executive’s estate, if applicable) will receive (i) the Accrued Amounts, (ii) a Pro-Rata Bonus and (iii) Option Vesting.

c.         Section 409A Specified Employee. Notwithstanding anything to the contrary contained herein, if the Executive is a “specified employee” for purposes of Section 409A of the Internal Revenue Code (the “Code”) and regulations and other interpretive guidance issued thereunder (“Section 409A”), the Company shall not commence payment of the Severance Payments to the Executive until one (1) day after the day which is six (6) months after the Executive’s termination date (the “Delay Period”), with the first (1st) payment equaling the total of all payment that would have been paid during the Delay Period but for the application of Section 409A to such payments. For purposes of this Agreement, the Executive’s employment with the Company shall be considered to have terminated when the Executive incurs a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code, and applicable administrative guidance issued thereunder.

d.         Exclusive Remedy. The foregoing payments upon termination of the Executive’s employment shall constitute the exclusive severance payments due the Executive upon a termination of his employment under this Agreement. The Executive acknowledges that the Medical Continuation is in full satisfaction of the Company’s obligation under COBRA.

3.3       Resignation from All Positions. Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be deemed to have resigned, as of the date of such termination, from all positions he then holds as an officer, director, employee and member of the Board (and any committee thereof) and the board of directors (and any committee thereof) of any of the Company’s affiliates and, if requested by the Company or its successors, shall deliver a written notice or notices of such resignations.

3.4       Cooperation. Following the termination of the Executive’s employment with the Company for any reason, the Executive agrees to cooperate with the Company upon reasonable request of the Board and to be reasonably available to the Company with respect to matters arising out of the Executive’s services to the Company and its subsidiaries and affiliates. The Company shall pay the Executive a reasonable fee for any such services and promptly reimburse the Executive for expenses reasonably incurred in connection with such matters.

4.         Unauthorized Disclosure; Non-Competition; Non-Solicitation; Interference with Business Relationships; Proprietary Rights.

4.1       Unauthorized Disclosure. The Executive agrees and understands that in the Executive’s position with the Company, the Executive will be exposed to and will receive information relating to the confidential affairs of the Company and its affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and its affiliates and other forms of information considered by the Company and its affiliates to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”). The Executive agrees that at all times during the Executive’s employment with the Company and thereafter, the Executive shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each a “Person”) other than in connection with the Executive’s employment with the Company without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with his employment with the Company, unless required by law to disclose such information, in which case the Executive shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Executive’s employment with the Company, the Executive shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive during the Executive’s employment with the Company, and any copies thereof in his (or capable of being reduced to his) possession; provided, however, that the Executive may retain his full rolodex or similar address and telephone directories.

4.2       Non-Competition. By and in consideration of the Company entering into this Agreement and the payments made and the benefits provided hereunder, and in further consideration of the Executive’s exposure to the Confidential Information of the Company and its affiliates, the Executive agrees that the Executive shall not, during the Executive’s employment with the Company and for eighteen (18) months thereafter (the “Restriction Period”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that in no event shall ownership of one percent (1%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 4.2, so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof. For purposes of this paragraph, “Restricted Enterprise” shall mean any Person that is actively engaged in any geographic area in any business which is either (i) in competition with the business of the Company or any of its subsidiaries or affiliates or (ii) proposed to be conducted by the Company or any of its subsidiaries or affiliates in their respective business plans as in effect at that time. During the Restriction Period, upon request of the Company, the Executive shall notify the Company of the Executive’s then-current employment status.

4.3       Non-Solicitation of Employees. During the Restriction Period, the Executive shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) for employment any person who is, or within twelve (12) months prior to the date of such solicitation was, an employee of the Company or any of its subsidiaries or affiliates.

4.4       Interference with Business Relationships. During the Restriction Period (other than in connection with carrying out his responsibilities for the Company and its affiliates), the Executive shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) any customer or client of the Company or its subsidiaries or affiliates to terminate its relationship or otherwise cease doing business in whole or in part with the Company or its subsidiaries or affiliates, or directly or indirectly interfere with (or assist any Person to interfere with) any material relationship between the Company or its subsidiaries or affiliates and any of its or their customers or clients so as to cause harm to the Company or its affiliates.

4.5       Extension of Restriction Period. The Restriction Period shall be tolled for any period during which the Executive is in breach of any of Sections 4.2, 4.3 or 4.4 hereof.

4.6       Proprietary Rights. The Executive shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by him, either alone or in conjunction with others, during the Executive’s employment with the Company and related to the business or activities of the Company and its affiliates (the “Developments”). Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. that are owned ab initio by the Company and/or its applicable affiliate, the Executive assigns all of his right, title and interest in all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement. The Executive acknowledges that any rights in any Developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C § 101 et seq. are owned upon creation by the Company and/or its applicable affiliate as the Executive’s employer. Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company and its affiliates therein. These obligations shall continue beyond the end of the Executive’s employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive while employed by the Company, and shall be binding upon the Executive’s employers, assigns, executors, administrators and other legal representatives. In connection with his execution of this Agreement, the Executive has informed the Company in writing of any interest in any inventions or intellectual property rights that he holds as of the date hereof as set forth on Exhibit B hereto (the “Existing Inventions”). Notwithstanding anything to the contrary herein, the Developments shall not include any Existing Inventions. If the Company is unable for any reason, after reasonable effort, to obtain the Executive’s signature on any document needed in connection with the actions described in this Section 4.6, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact to act for and on the Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 4.6 with the same legal force and effect as if executed by the Executive.

4.7       Confidentiality of Agreement. Other than with respect to information required to be disclosed by applicable law, the parties hereto agree not to disclose the terms of this Agreement to any Person; provided the Executive may disclose this Agreement and/or any of its terms to the Executive’s immediate family, financial advisors and attorneys, so long as the Executive instructs every such Person to whom the Executive makes such disclosure not to disclose the terms of this Agreement further.

4.8       Remedies. The Executive agrees that any breach of the terms of this Section 4 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all Persons acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity, including, without limitation, the obligation of the Executive to return any Severance Payments made by the Company to the Company. The terms of this Section 4.8 shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive. The Executive and the Company further agree that the provisions of the covenants contained in this Section 4 are reasonable and necessary to protect the businesses of the Company and its affiliates because of the Executive’s access to Confidential Information and his material participation in the operation of such businesses.

5.         Representation. The Executive and the Company each represents and warrants that (i) he or it is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits his or its ability to enter into and fully perform his or its obligations under this Agreement and (ii) he or it is not otherwise unable to enter into and fully perform his or its obligations under this Agreement.

6.         Non-Disparagement. From and after the Effective Date and following termination of the Executive’s employment with the Company, the Executive agrees not to make any statement (other than statements made in connection with carrying out his responsibilities for the Company and its subsidiaries and affiliates) that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Company or any of its subsidiaries, affiliates, employees, officers, directors or stockholders. The Company and its affiliates shall cause their officers and directors not to make any such statement regarding the Executive.

7.         Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation. The Executive shall be solely responsible for the payment of all taxes relating to the payment or provision of any amounts or benefits hereunder.

8.      Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

8.1       “Cause” shall mean the Executive’s (i) continuing failure, for more than thirty (30) days after the Company’s written notice to the Executive thereof, to perform such duties as are reasonably requested by the Company and are consistent with his responsibilities under this Agreement; (ii) failure to observe material policies generally applicable to officers or employees of the Company unless such failure is capable of being cured and is cured within thirty (30) days of the Executive receiving written notice of such failure; (iii) failure to cooperate with any internal investigation of the Company or any of its affiliates; (iv) commission of any act of fraud, theft or financial dishonesty with respect to the Company or any of its affiliates or conviction of any felony; or (v) material violation of the provisions of this Agreement unless such violation is capable of being cured and is cured within thirty (30) days of the Executive’s receiving written notice of such violation.

8.2       “Disability” shall mean the Executive is entitled to receive long-term disability benefits under the long-term disability plan of the Company or its affiliates in which Executive participates, or, if there is no such plan, the Executive’s inability, due to physical or mental ill health, to perform the essential functions of the Executive’s job, with or without a reasonable accommodation, for 180 days during any 365 day period irrespective of whether such days are consecutive.

8.3       “Good Reason” shall mean (i) a material and adverse change in the Executive’s duties or responsibilities; (ii) a reduction in the Executive’s Base Salary or minimum Annual Bonus or (iii) breach by the Company of any material provision of this Agreement; provided, that the Executive must give notice of termination for Good Reason within sixty (60) days of the occurrence of the first event giving rise to Good Reason.

9.         Miscellaneous.

9.1       Indemnification. The Company shall indemnify the Executive to the fullest extent provided under the Company’s By-Laws and by the laws of its state of incorporation. The Company shall also maintain directors’ and officers’ liability insurance in such amounts and subject to such limitations as the Board shall, in good faith, deem appropriate for coverage of directors and officers of the Company.

9.2       Amendments and Waivers. This Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the parties hereto; provided that the observance of any provision of this Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

9.3       Assignment; No Third-Party Beneficiaries. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, and any purported assignment by the Executive in violation hereof shall be null and void. Nothing in this Agreement shall confer upon any Person not a party to this Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

9.4       Legal succession/ Passage of contracts. The parties have been informed that the DubLi Group entered into a merger agreement with MediaNet Group Technologies, Inc. (“MediaNet”) on August 10, 2009, as a result of which the DubLi Group will be wholly owned by MediaNet Group Technologies, Inc. The parties agree that as a condition of the merger, they shall cause this Agreement to be binding upon MediaNet, Inc. fully as if MediaNet were an original party to this Agreement. Michael Hansen, as future President and CEO of MediaNet Group Technologies, Inc., agrees to enter into an identical contract on behalf of MediaNet Group Technologies, Inc. The Executive, as future employee of MediaNet Group Technologies, Inc. undertakes to enter into an identical Employment agreement with MediaNet Group Technologies, Inc. Until a new employment agreement with MediaNet Group Technologies, Inc. is signed, this agreement shall remain fully effective.

9.5       Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, (ii) facsimile during normal business hours, with confirmation of receipt, to the number indicated, (iii) reputable commercial overnight delivery service courier or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to the Company:	DubLi Group

c/o Lenox Logistik und service GmbH

Fanny Zobel Straße 5

12435 Berlin, Germany

Facsimile: +49 (30) 319 87 06 498

If to the Executive:	Betina Sørensen

The Palm Jumeirah

Frond D - Villa 31

P.O. Box 283612

Dubai, U.A.E.

Facsimile: +971 44208314

All such notices, requests, consents and other communications shall be deemed to have been given when received. Either party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.

9.6       Governing Law, This Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto shall be governed by, the laws of the State of Florida, without giving effect to the conflicts of law principles thereof. Jurisdiction and venue of any matter shall reside exclusively in the federal and state courts residing in Broward County, Florida.

9.7       Severability. Whenever possible, each provision or portion of any provision of this Agreement, including those contained in Section 4 hereof, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction. In addition, should a court or arbitrator determine that any provision or portion of any provision of this Agreement, including those contained in Section 4 hereof, is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

9.8       Entire Agreement. From and after the Effective Date this Agreement shall constitute the entire agreement between the parties hereto, and supersede all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the parties hereto with respect to the subject matter hereof.

9.9       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

9.10      Binding Effect. This Agreement shall inure to the benefit of, and be binding on, the successors of each of the parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and any successor to all or substantially all of the business and/or assets of the Company.

9.11      General Interpretive Principles. The name assigned this Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.

9.12      Mitigation. Notwithstanding any other provision of this Agreement, (i) the Executive will have no obligation to mitigate damages for any breach or termination of this Agreement by the Company, whether by seeking employment or otherwise and (ii) the amount of any payment or benefit due the Executive after the date of such breach or termination will not be reduced or offset by any payment or benefit that the Executive may receive from any other source.

9.13      Section 409A Compliance. This Agreement is intended to comply with Section 409A (to the extent applicable) and, to the extent it would not adversely impact the Company, the Company agrees to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply with such requirements and without resulting in any diminution in the value of payments or benefits to the Executive.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

DUBLICOM LIMITED	DUBLI GROUP

By: ________________________________	By: ________________________________
Panagiota Karaoli	Michael Hansen, Duly Authorized Signatory

DUBLI NETWORK LIMITED

By: ________________________________	________________________________
Deneshar Meade	Michael Hansen as designated President of MediaNet Group Technologies, Inc.

Lenox Logistik und Service GmbH	EXECUTIVE

By: ________________________________	________________________________
Kent Lee Holmstoel, Geschäftsführer	Betina Dupont Sørensen